Exhibit 4.48

Guangxi UTime Technology Co., Ltd. Industrial Investment Jiangnan Enterprise Park Workshop Building

Lease Contract

Contract No.:

Lessor (Party A): Nanning Industrial Investment Group Co., Ltd.

Lessee (Party B): Guangxi UTime Technology Co., Ltd.

Chapter I General Provisions

Article I Party B has fully understood the situation of the leased premise before leasing Party A’s premise. In order to clarify the rights and obligations of both parties to the lease, in accordance with the provisions of relevant laws, regulations and policies, Party A and Party B, based on the principle of equality and voluntariness, and through negotiation, enter into this Contract on matters related to Party B’s lease of the premise referred to in Article II of this Contract (hereinafter referred to as the premise).

Article II Conditions and uses of the leased premise

The basic leasing matters such as the location, area, rent and lease term of the premise:

1	The premise’s location	The whole standard workshop building of Building A5, Industrial Investment (Jiangnan) Enterprise Park, No.12, Xiajin Road, Jiangnan District, Nanning
2	Building area (m2)	19242.69	Premise purpose	Office production and operation
3	Rent type	Rent area (m2)	Monthly rent including tax (yuan/m2)	Monthly rent including tax (yuan/month)
	Premise	19,242.69	20	384,853.8
	Payment method	Bank transfer
	Full name of payee	Nanning Industrial Investment Group Co., Ltd.
4	Bank of deposit	Industrial Bank Nanning Xincheng Branch
	Bank account No.	552030100100102270
	Lease term	The lease term is 60 months, from November 1, 2021 to October 31, 2026. (Including 6-month rent-free decoration period)

	Rental period	From May 1, 2022
5	Performance security	The performance security is the rent of one month in the first year of the lease term of this Contract, i.e. 384,853.8 yuan.
6	Business Items	Technical development and sales of electronic products, communication products, plastic products, network equipment and software and other domestic trade; Import and export of goods and technologies, technical development, production and sales of mobile phones.
7	Miscellaneous matters	During the lease term, Party A agrees to provide Party B with a rent-free decoration period of 6 months. The rent-free decoration period is from November 1, 2021 to April 30, 2022. (If Party B terminates the Contract in advance or Party A terminates the Contract in advance due to Party B’s breach of contract, Party B needs to pay the rent for the rent-free decoration period, and Party A has the right to deduct it from the performance security paid by Party B.)

Chapter II Rent, water and electricity fee, performance security, etc.

Article III According to the principle of paying rent first and then using it, each rent should be paid one cycle in advance and settled in a cycle of 2 months. Party B shall pay a one-month deposit to Party A before November 10, and pay the first rent to Party A in a lump sum before April 20, 2022 (i.e. the rent of [May and June] in 2022), and then pay the rent of the next cycle to the following account by bank transfer before the 20th day of the end month of each cycle:

Full name of payee: Nanning Industrial Investment Group Co., Ltd.

Bank of deposit: Industrial Bank Nanning Xincheng Branch

Bank account No.: 552030100100102270

Party A shall provide special matching invoice to Party B within 5 working days after Party B makes the payment.

Article IV If Party B pays the rent by bank transfer, the failure to pay the rent in full and on time shall be deemed as a breach of contract, which shall be implemented according to the provisions of this Contract on liability for breach of contract. Party B shall consider various factors such as legal holidays, subject to Party A’s arrival time, complete the bank transfer in advance to ensure that the rent arrives on time and in full.

Article V Party B shall apply to Party A for issuing rent invoice with the lease contract and bank transfer voucher.

Article VI For each bank transfer by Party B, Party B agrees that Party A shall deduct the liquidated damages and compensation payable first, and then deduct the rent payable month by month from the date of rent arrears.

Article VII Performance security: Party B shall pay the performance security to Party A on the date of signing this Contract. The amount of the performance security is the monthly rent of one month in the first year. If the lease term expires or the Contract is terminated in advance, and Party B has no breach of contract, Party A shall return the performance security to Party B without interest within 15 days after both parties settle the rent and other expenses (unless otherwise agreed in this Contract), otherwise Party A has the right to deduct relevant expenses from the performance security.

Article VIII Party A shall return the performance security against the original receipt issued by Party B. Party B shall properly keep the original receipt of the performance security and the original of this Lease Contract. If it is lost, it will not be replaced and the performance security will not be returned.

Article IX Property management fee, water and electricity fee and other expenses

1. Property management fee: 0.9 yuan/m2/month, which shall be paid to the property management company authorized by Party A on a monthly basis.

2. Sanitation fee: 0.15 yuan/m2/month, which shall be paid to the property management company authorized by Party A on a monthly basis.

3. Water rate: 2.99 yuan/cubic meter (refer to the charge standard of Guangxi Nanning Water Co., Ltd.). It shall be paid to the property management company authorized by Party A on a monthly basis.

4. Electricity bill: (refer to the electricity price of China Southern Power Grid). Prepayment is adopted (i.e. prepayment of the next month’s expenses in the current month).

5. Sharing water and electricity fees: The actual expenses incurred by the same type of property shall be shared according to the proportion of the building area of the leased premise by Party B.

6. Water and power lines shall be installed by Party B. After the termination of this Contract, the water and power lines shall belong to Party A, and Party B shall not claim compensation for the installation costs from Party A. During the lease term, due to the water supply and power supply department and other reasons other than Party A, the losses caused by water supply and power outage shall be borne by Party B.

7. Electricity capacity increase fee: Electricity capacity increase fee during the lease term: Party A has installed 25 transformers with a total capacity of 31600KVA for the normal use of electricity in the industrial park. If capacity increase is required, the expenses incurred shall be borne by Party B. After the termination of this Contract, the equipment installed due to capacity increase shall belong to Party A, and Party B shall not claim compensation from Party A for any cost.

8. If Party B fails to pay the rent, property management fee, sanitation fee, elevator maintenance fee, water and electricity fee and other payable fees on time, and still fails to pay after being urged by Party A or the authorized property management company and the investment operation company of the Park, Party A or the authorized property management company and the investment operation company of the park shall have the right to stop the water or power supply or other measures, and all losses arising therefrom shall be borne by Party B.

Article X Rent-free period: The rent-free period is a part of the lease term of this Contract and shall not be calculated independently. During the rent-free period, the lessee does not need to pay rent to Party A, but still needs to pay property management fees and other agreed payable fees.

Article XI Water, electricity meters and related facilities shall be subject to unified standards and management, and shall be uniformly reported and installed at Party A’s expense.

The unit price of water and electricity fee shall be based on the current pricing of the water company and the power supply bureau. In addition, in order to ensure the normal use of electricity and water by Party B, the electricity, water, maintenance and loss of relevant public facilities shall be charged by Party B (the charging standard shall be formulated by the property management company).

If Party B fails to pay rent or other water and electricity fees to Party A, Party A shall have the right to stop water supply and power supply in addition to charging Party B liquidated damages of 0.05% of the payable amount for each day overdue, and the house rent shall be calculated as usual during this period. All losses caused by the stop of water and power supply shall be borne by Party B.

Chapter III Agreement on delivery, maintenance and recovery of premise

Article XII The premise, related equipment and ancillary facilities delivered by Party A shall meet the normal use conditions. Both parties shall jointly check and inspect the condition of the premise (including ancillary facilities) during handover, and sign and confirm the Premise Handover Sheet. The custody responsibility of the leased premise (including ancillary facilities) shall be borne by Party B from the date of handover.

Article XIII Both parties sign the formal Premise Handover Sheet. The Premise Handover Sheet is an effective annex to this Contract and has the same legal effect as this Contract.

Article XIV Party A shall hand over the premise to Party B before November 1, 2021, and the delay in delivery shall not exceed three months. If Party A still fails to hand over the premise for more than three months, Party B may choose the following treatment methods (II), and if it causes direct losses to Party B, Party A shall compensate:

(I) Upon termination of this Contract, Party A shall return the full amount of performance security (without interest) to Party B.

(II) This Contract shall remain valid, and the lease commencement date shall be postponed accordingly.

Article XV If the leased premise is included in the scope of expropriation (based on the announcement of expropriation issued by the Nanning Municipal Government), land storage, renovation of Party A’s dilapidated buildings, resulting in Party A’s inability to hand over the premise or to continue to perform the Contract, the Contract shall terminate automatically, and Party A shall not bear the liability for breach of contract due to the failure to hand over the premise or continue to perform the Contract. The first rent (when the premise is not handed over) and the performance security shall be returned to Party B in full (without interest), and neither party shall bear any liability for breach of contract.

Article XVI Before handing over the premise, Party A shall first notify Party B to receive the premise with the contact information reserved by Party B when signing this Contract. If Party A cannot contact Party B or Party B fails to come to receive the premise within the specified time, Party A shall send the written notice of receiving the premise to Party B by registered mail or express mail. The next day after the date of posting shall be deemed as the date of delivery.

Party B shall receive the premise at the designated place at the time specified in the written notice. Otherwise, it shall be deemed that Party B unilaterally terminates the Contract, and Party A has the right to dispose of the premise separately and will not return the performance security paid by Party B.

Article XVII When returning the premise, the structure, components, related equipment and ancillary facilities of the premise shall be kept in good condition. If the premise and auxiliary facilities are damaged due to Party B’s own reasons rather than natural aging and natural damage of the equipment, Party B shall be responsible for repairing or bear the repair costs. Party A may directly deduct the repair costs from the performance security, but the relevant costs shall be informed to Party B in advance. If the performance security is insufficient to deduct, Party A has the right to recover from Party B.

When returning the premise, Party B shall not retain any articles. For the articles retained without Party A’s consent and not taken away after Party A’s notice, Party B shall be deemed to have waived relevant rights, and Party A has the right to dispose of them by itself without any legal liability. If Party A’s property is damaged due to Party B’s removal of relevant facilities and equipment, Party B shall compensate.

Article XVIII Regardless of the early termination or expiration of this Contract for any reason, Party B may remove and take back the decorations that have not formed attachment. However, if the premise (or facilities) is damaged due to the removal, Party B shall restore it to its original state or compensate Party A for the losses; Party A shall not make any compensation (compensation) for the decorations that have been attached.

Article XIX During the lease term, Party B shall not endanger the structural safety of the premise. Party B shall be responsible for repairing or making compensation in case of improper use or artificial damage to the premise, facilities and equipment.

Article XX During the lease term, Party B shall be responsible for repairing and maintaining the water leakage on the roof (wall) of the premise, doors and windows (including glass), water supply facilities behind the water meter, drainage facilities for Party B’s own use, electrical facilities and equipment behind the electricity meter, decoration parts of Party B (including self-installed facilities and equipment), and problems caused by improper use by Party B, and bear the expenses.

If Party B fails to repair in time and still fails to repair after Party A’s notice, Party A or Party A’s authorized property management company and investment operation company of the Park shall hire a third party to repair, and the costs shall be borne by Party B. Party A may directly deduct the repair costs from the performance security, but the relevant costs shall be notified to Party B in advance. If the performance security is insufficient to deduct, Party A has the right to recover from Party B.

Chapter IV Miscellaneous matters

Article XXI Miscellaneous

1. Decoration: The lease is based on the current situation. The cost of secondary decoration required by Party B’s operation shall be borne by Party B. When Party B carries out decoration, it shall fully consider the decoration cost and standard in combination with the lease term, the use of the premise and the unrecoverable residual value of the attached decorations.

2. Fire protection: The lease is based on the current situation, and the cost of changing fire protection in Party B’s production and operation shall be borne by Party B, but Party B’s renovation plan shall be approved by relevant emergency management departments, and shall be restored to its original state when returning the lease.

3. Sublease: Party B shall not sublease without Party A’s written consent.

4. In case of property right dispute, Party A shall bear the responsibilities arising therefrom.

5. Party B shall operate according to law, and the expenses for handling relevant certificates shall be borne by Party B. In case of illegal operation, Party B shall bear all responsibilities and consequences.

6. All creditor’s rights and debts arising from Party B and a third party have nothing to do with Party A.

7. Party B must comply with the provisions of the property management of the Industrial Investment Jiangnan Enterprise Park.

8. Before decoration, Party B must submit the decoration drawings to Party A or the authorized property management company and investment operation company of the Park for filing. The unit entering the site for construction can enter the site for construction only with the approval of Party A or the authorized property management company and investment operation company of the Park.

If the premise (or facilities) is damaged due to improper use or decoration, Party B shall immediately report it to Party A or the authorized property management company and investment operation company of the Park. The third party hired by Party A or the authorized property management company and investment operation company of the Park shall repair it. The maintenance cost shall be borne by Party B.

9. During the lease term, Party B shall strictly abide by the Fire Protection Law of the People’s Republic of China and the relevant regulations of the emergency management departments, and actively cooperate with Party A in the fire safety work. Otherwise, all responsibilities and losses arising therefrom shall be borne by Party B. It is strictly forbidden to build a kitchen privately in the premise, and it is strictly forbidden to cook with open fire such as gas stoves, alcohol stoves, kerosene stoves and electric stoves; Party B must pay attention to fire prevention and theft prevention when using the premise, and enhance fire prevention awareness. It is strictly forbidden to place (produce) inflammable and explosive articles, harmful articles, fake and shoddy products and products endangering personal health and safety. In case of accident, fire, theft, personal injury or economic loss caused by Party B in the process of production and operation, Party B shall bear all the responsibilities.

10. The right to use the stairs, passages, exterior walls, roofs and roof terraces of the premise belongs to Party A. If Party B needs to set up signboards and billboards outdoors, it shall report to Party A in writing for approval and pay the site occupation fee to Party A according to Party A’s standards. The expenses for applying for advertisement filing shall be borne by Party B.

11. Party B shall not set up a flue to exhaust smoke from the exterior facade of the premise structure, shall not generate open fire, shall not generate oil fume, dust, peculiar smell, noise and sewage discharge, etc., which will affect the environment of the Park.

12. If Party A continues to lease the premise after the lease term expires, Party B shall have the priority to lease the premise under the same conditions. If Party B renews the lease, it shall inform Party A in writing one month in advance; If Party B does not renew the lease, the site shall be restored and returned to Party A; The decoration attachments that Party B cannot dismantle belong to Party A, and Party A does not need to compensate Party B; If Party B renovates or damages the original premise structure, pipeline and other parts, it must restore them to their original state or make full compensation.

13. Party B shall, within 5 days after the termination of the Contract, remove and clean the articles in the premise, and return the premise to Party A. otherwise, it shall be deemed that Party B has given up the ownership of the articles in the premise, and Party A has the right to directly deal with it without further notice to Party B. The occupation fee during the period of deferred occupation of the premise shall be calculated and paid at 3 times of the annual monthly rent of the original contract year.

Article XXII In case of any of the following circumstances, Party B shall be in breach of the contract. Party A shall have the right to unilaterally terminate the Contract and unconditionally take back the premise. The performance security shall not be returned. In case of any loss caused to Party A, Party B shall make full compensation:

1. Party B fails to comply with the property management regulations, causing losses to Party A’s reputation and property.

2. According to the Regulation on the Prohibition of Pyramid Selling of the State Council, illegal business activities such as pyramid selling and disguised pyramid selling should be severely cracked down. Party B uses the leased premise to carry out illegal assembly or activities such as pyramid selling without authorization, which harms public interests.

3. Party B pulls and connects the power supply without permission, does not pay attention to civilization and sanitation, fights and quarrels, refuses to correct after repeated education, and forms gangs to bully the market and disobey management.

4. Party B produces (manages) unqualified goods (food), which damages consumers’ rights and interests and is investigated and dealt with by relevant departments.

5. Party B embezzles water and electricity.

6. Party B changes the business items or scope without Party A’s written consent.

7. Sublease without Party A’s written consent.

XXIII Liability for breach of contract

1. Party B must pay all expenses such as rent, water and electricity fee, shared fee, property management fee, sanitation fee and elevator maintenance fee in full and on time. If Party B fails to pay in full and on time, Party A shall have the right to stop water supply and power supply in addition to charging Party B liquidated damages of 0.05% of the payable amount for each day overdue, and the house rent shall be calculated as usual during this period. All losses caused by the stop of water and power supply shall be borne by Party B.

If Party B fails to pay the rent in full within one month, Party A has the right to unilaterally terminate the Contract and unconditionally take back the premise. This Contract will be terminated from the date when Party B receives the notice of termination of the Contract from Party A or the notice of termination of the Contract is delivered in the manner agreed in this Contract, and the performance security will not be returned.

2. If Party B engages in illegal business (production) activities in the leased premise, Party A has the right to unilaterally terminate the Contract and unconditionally take back the premise. This Contract will be terminated from the date when Party B receives the notice of termination of the Contract from Party A or the notice of termination of the Contract is delivered in the manner agreed in this Contract. Party A has the right to require Party B to pay liquidated damages at [20]% of the rent of the current year of the Contract and will not return the performance security. If Party A is punished due to Party B’s illegal behavior, the corresponding fine shall be borne by Party B.

3. During the lease term, if Party B changes the main structure of the premise without Party A’s consent, Party A has the right to terminate the Contract and unconditionally take back the premise. This Contract will be terminated from the date when Party B receives the notice of termination of the Contract from Party A or the notice of termination of the Contract is delivered in the manner agreed in this Contract. Party A has the right to require Party B to pay liquidated damages at [20]% of the rent of the current year of the Contract and will not return the performance security. If the liquidated damages and performance security paid by Party B fail to cover all losses of Party A, Party A has the right to continue to recover from Party B.

4. If Party B unilaterally terminates the Contract within the lease term, the performance security and the remaining rent will not be returned, and the rent for the rent-free decoration period and preferential rent-free period already enjoyed shall be paid.

5. If Party B unilaterally terminates the Contract within the rent-free period, or Party A terminates the contract within the rent-free period due to Party B’s breach of contract, the performance security will not be returned, and Party B shall pay the rent according to the facts.

Article XXIV Notice and Service

1. All notices given by both parties for the performance of this Contract or related to this Contract shall be sent to the other party in written form, and the addressee shall sign for it immediately. If it cannot be delivered or the addressee refuses to sign for it due to the reasons of the addressee, the addresser can deliver it by registered mail or express mail, and the next day after the posting date shall be regarded as the date of delivery.

2. Both parties confirm that the following addresses are the service addresses of relevant notices, legal instruments and litigation documents. In case of any change, the changing party shall promptly notify the other party in writing, otherwise, the original service address is still the valid service address:

(1) Service address confirmed by Party A: No. 58, Tinghong Road, Nanning

Postal code: 530031

Addressee: Nanning Industrial Investment Group Co., Ltd.

Tel.: 0771-5702806

(2) Service address confirmed by Party B: Guangxi UTime Technology Co., Ltd., Building a5, Industrial Investment (Jiangnan) Enterprise Park, No.12, Xiajin Road, Jiangnan District, Nanning

Postal code: 530000

Addressee: Cao Honggang

Tel.: 13641456805

Article XXV Exemption conditions

1. Failure to perform the Contract due to earthquake, typhoon, flood, war and other force majeure accidents that cannot be foreseen or whose consequences cannot be prevented or avoided.

2. If Party A has to terminate the Contract when the leased premise needs to be rebuilt in case of national expropriation, urban planning, government behavior and premise development, Party A will only return the rent for the remaining lease term to Party B, and the performance security will be returned without interest. Party A shall notify Party B in writing 30 days in advance, and Party B shall unconditionally obey the arrangement. If Party B fails to move out of the leased premise on time, Party B shall be responsible for the losses caused.

Article XXVI For matters not covered in this Contract, after both parties have reached an agreement through negotiation, a supplementary agreement can be signed. The supplementary agreement has the same legal effect as this Contract. Disputes arising from the performance of this Contract shall be resolved through negotiation between the two parties. If the negotiation fails, a lawsuit may be filed with the people’s court where the premise is located.

This Contract is made in quadruplicate, with party A holding three and Party B holding one. This Contract shall come into force after being signed and sealed by both parties and Party A receives the performance security paid by Party B.

Party A: Nanning Industrial Investment Group Co., Ltd.

Authorized representative (signature):

Address: No. 58, Tinghong Road, Nanning

Bank of deposit: Industrial Bank Nanning Xincheng Branch

Account name: Nanning Industrial Investment Group Co., Ltd.

Account No.: 5520 3010 0100 1022 70

Tel.: 0771-5702806

Signing date: 12/01/2021

Party A:

Authorized representative (signature):

Address:

Bank of deposit:

Account name:

Account No.:

Tel.:

Signing date: 11/01/2021

Nanning Industrial Investment Group Co., Ltd. (Seal)

Huang Qinian (Seal)

Guangxi UTime Technology Co., Ltd. (Seal)

Cao Honggang (Seal)

Attached enterprise invoicing information:

Dear Nanning Industrial Investment Group Co., Ltd.:

The invoice required for the expenses paid by our Company for this Contract is (ordinary invoice/special VAT invoice), and the following is the invoicing information of our Company:

Enterprise name:

Duty paragraph:

Bank of deposit:

Account No.:

Company address:

Tel.: